Exhibit 10.7

SES AI CORPORATION

2021 INCENTIVE AWARD PLAN

PERFORMANCE STOCK UNIT AWARD GRANT NOTICE

SES AI Corporation, a Delaware corporation (the “Company”), pursuant to its 2021 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (the “Participant”), an award of performance vesting restricted stock units (“Performance Stock Units” or “PSUs”).  Each vested Performance Stock Unit represents the right to receive, in accordance with the Performance Stock Unit Award Agreement attached hereto as Exhibit A (the “Agreement”), one Common Share (“Share”).  This award of Performance Stock Units is subject to all of the terms and conditions set forth herein and in the Agreement and the Plan, each of which are incorporated herein by reference.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Performance Stock Unit Award Grant Notice (the “Grant Notice”) and the Agreement.

Participant:	[__________________________]
Grant Date:	[__________________________]
Target Number of PSUs:	[_____________]
Performance Period:	The three (3) year period beginning on the Grant Date and ending on the third anniversary of the Grant Date.
Performance Goals:

A portion of the PSUs will be earned following the Performance Period as to that percentage of the PSUs set forth in Column B below (rounding down to the nearest whole Share), subject to the achievement of the specified levels of the average closing Common Share price set forth in Column A below during any one hundred (100) calendar day period during the Performance Period; provided that the average closing Common Share price during the thirty (30) calendar day period immediately prior to the end of the Performance Period must exceed the highest applicable Common Share price set forth in Column A below that is achieved based upon the one hundred (100) calendar day average.

If the average closing Common Share price during such thirty (30) calendar day period does not exceed such one hundred (100) calendar day average, then the portion of the PSUs that are earned will be based on the average closing Common Share price during the thirty (30) calendar days immediately prior to the end of the Performance Period.

Any PSUs that are not earned based on such thirty (30) calendar day average but that would have been earned based on the highest one hundred (100) calendar day average during the Performance Period, will remain eligible to be earned only if the thirty (30) calendar day average Common Share price at any point during the five (5) years following the Grant Date exceeds the highest threshold previously achieved based upon the one hundred (100) calendar day average Closing Common Share price during the Performance Period, subject to the Participant’s continued employment or service through the vesting date.

Following the completion of the Performance Period, the Committee shall in its discretion determine whether, and to what extent, the Performance Goals have been achieved and determine the portion of the PSUs that are earned.

	Column A	Column B
	100 Calendar Day Average Share Price	Vesting Percentage of Target Number of PSUs
	< $12.50	0%
	$12.50	10%
	$15.00	20%
	$17.50	30%
	$20.00	40%
	$22.50	50%
	$25.00	60%
	$27.50	70%
	$30.00	80%
	$32.50	90%
	$35.00	100%

Vesting Date:

The PSUs are subject to forfeiture until they vest. Subject to (i) the achievement of the Performance Goals set forth above, and (ii) the Participant’s continuous employment from the Grant Date through the third anniversary of the Grant Date or the applicable vesting date, the PSUs will vest and become nonforfeitable on the third anniversary of the Grant Date or the applicable vesting date.

Termination:

If the Participant experiences a termination of employment or service with the Company or its Subsidiaries, all PSUs that have not become vested on or prior to the date of such termination of employment or service will thereupon be automatically forfeited by the Participant without payment of any consideration therefor.

By his or her signature and the Company’s signature below, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice.  The Participant has reviewed the Plan, the Agreement and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, the Agreement and this Grant Notice.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Agreement or this Grant Notice.  In addition, by signing below, the Participant also agrees that the Company, in its sole discretion, may satisfy any withholding obligations in accordance with Section 2.6 of the Agreement and the Plan by (i) withholding Shares otherwise issuable to the Participant upon vesting of the PSUs, (ii) instructing a broker on the Participant’s behalf to sell Shares otherwise issuable to the Participant upon vesting of the PSUs and submit the proceeds of such sale to the Company, or (iii) using any other method permitted by Section 2.6(b) of the Agreement or the Plan.

SES AI CORPORATION:	PARTICIPANT:
By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

EXHIBIT A

TO PERFORMANCE STOCK UNIT AWARD GRANT NOTICE

PERFORMANCE STOCK UNIT AWARD AGREEMENT

Pursuant to the Performance Stock Unit Award Grant Notice (the “Grant Notice”) to which this Performance Stock Unit Award Agreement (this “Agreement”) is attached, SES AI Corporation, a Delaware corporation (the “Company”), has granted to the Participant the number of performance vesting restricted stock units (“Performance Stock Units” or “PSUs”) set forth in the Grant Notice under the Company’s 2021 Incentive Award Plan, as amended from time to time (the “Plan”). Each Performance Stock Unit represents the right to receive one Common Share (a “Share”) upon vesting.

ARTICLE I.

GENERAL

1.1Defined Terms.  Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

1.2Incorporation of Terms of Plan.  The PSUs are subject to the terms and conditions of the Plan, which are incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.

GRANT OF PERFORMANCE STOCK UNITS

2.1Grant of PSUs.  Pursuant to the Grant Notice and upon the terms and conditions set forth in the Plan and this Agreement, effective as of the Grant Date set forth in the Grant Notice, the Company hereby grants to the Participant an award of PSUs under the Plan in consideration of the Participant’s past or continued employment with or service to the Company or any Subsidiaries and for other good and valuable consideration.

2.2Unsecured Obligation to PSUs.  Unless and until the PSUs have vested in the manner set forth in Article 2 hereof, the Participant will have no right to receive Shares under any such PSUs.  Prior to actual payment of any vested PSUs, such PSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

2.3Vesting Criteria of PSUs.  The PSUs are subject to forfeiture until they vest. Subject to (i) the achievement of the Performance Goals set forth in the Notice, and (ii) the Participant’s continuous employment from the Grant Date through the third anniversary of the Grant Date, the PSUs will vest and become nonforfeitable on the third anniversary of the Grant Date. The Committee, in its sole discretion, shall make all determinations regarding the achievement of Performance Goals as necessary or appropriate. Determinations made by the Committee will be final and binding on all parties and will be given the maximum discretion permitted by law.

2.4Consideration to the Company.  In consideration of the grant of the award of PSUs pursuant hereto, the Participant agrees to render faithful and efficient services to the Company or any Subsidiary.

2.5Forfeiture, Termination and Cancellation upon Termination of Service.  Notwithstanding any contrary provision of this Agreement or the Plan, upon the Participant’s termination of employment or service with the Company or its Subsidiaries for any or no reason, all Performance Stock Units which have not vested prior to or in connection with such termination of employment or service shall thereupon automatically be forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and the Participant, or the Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder with respect to such forfeited PSUs.  No portion of the PSUs which has not become vested as of the date on which the Participant incurs a termination of employment or service with the Company or its Subsidiaries shall thereafter become vested, except as may otherwise be provided by the Administrator or as set forth in a written agreement between the Company and the Participant.

2.6Determination and Certification of Performance Goals. Within forty five (45) days following the last day of the Performance Period, and if any PSUs remain outstanding and eligible to vest following the Performance Period, within forty five (45) days following each of the fourth and fifth anniversaries of the Grant Date, the Committee shall determine achievement in respect of the Performance Goals and shall calculate and approve the final award which shall be payable subject to Sections 2.3 and 2.5 hereof. The Committee, in its sole discretion, shall make all determinations regarding the achievement of Performance Goals as necessary or appropriate. Determinations made by the Committee will be final and binding on all parties and will be given the maximum discretion permitted by law.

2.7Issuance of Shares upon Vesting; Taxes and Withholding.

(a)Payment of the Participant’s PSUs, the number of which are determined pursuant to Sections 2.3 and 2.6 above shall be settled in Shares as soon as practicable following the date such PSUs become vested in accordance with Section 2.3 above (and in no event later than March 15 of the calendar year following the calendar year in which such PSUs become vested) by delivering to the Participant (or any transferee permitted under Section 3.2 hereof) one Share for each vested PSU (rounded down to the nearest whole share).  Notwithstanding the foregoing, in the event Shares cannot be issued pursuant to Section 9(d) of the Plan, the Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that Shares can again be issued in accordance with such Section.

(b)As set forth in Section 15(c) of the Plan, the Company shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company, an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to any taxable event arising in connection with the Performance Stock Units.  The Company shall not be obligated to deliver any Shares to the Participant or the Participant’s legal representative unless and until the Participant or the Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of the Participant resulting from the grant or vesting of the Performance Stock Units or the issuance of Shares. The Participant shall execute the instructions set forth in Exhibit B attached hereto (the “Automatic Sale Instructions”) as the means of satisfying such tax obligation. If the Participant does not execute the Automatic Sale Instructions prior to an applicable vesting date, then the Participant agrees that if under applicable law the Participant will owe taxes at such vesting date on the portion of the PSUs then vested, the Company shall be entitled to immediate payment from the Participant of the amount of any tax required to be withheld by the Company.

(c)Without prejudice to the provisions of Section 15(c) of the Plan, Participant acknowledges that, regardless of any action taken by the Company or, if different, the Employer, the ultimate liability for all income tax, social security and other tax-related items related to Participant's participation in the Plan and the PSUs and legally applicable to Participant or deemed by the Company, the

Board or the Employer in its discretion to be an appropriate charge to Participant even if legally applicable to the Company, Board or the Employer (to the extent lawful) (collectively, “Tax-Related Items”) is and remains Participant's responsibility and may exceed the amount (if any) withheld by the Company, the Board or the Employer, and Participant hereby covenants to pay any such Tax-Related Items, as and when requested by the Employer, the Company, the Board, any Affiliate or any tax authority. Participant further acknowledges that (i) neither the Company, the Board nor the Employer make any representation or undertaking regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs including, without limitation, the grant or vesting of the PSUs or the subsequent sale/disposal of the PSUs; and (ii) the Company, the Board and the Employer do not commit to and are under no obligation to structure the PSUs to reduce or eliminate Participant's liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction between the date on which the PSUs are granted and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company, the Board or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

2.8Conditions to Delivery of Shares.  The Shares deliverable hereunder may be either previously authorized but unissued Shares, treasury Shares or issued Shares which have then been reacquired by the Company.  Such Shares shall be fully paid and nonassessable.  The Company shall not be required to issue Shares deliverable hereunder prior to fulfillment of the conditions set forth in Section 9(d) of the Plan.

2.9Rights as Stockholder.  The holder of the PSUs shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the PSUs and any Shares underlying the PSUs and deliverable hereunder unless and until such Shares shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

ARTICLE III.

OTHER PROVISIONS

3.1Administration.  The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons.  No member of the Administrator or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the PSUs.

3.2Transferability.  The PSUs shall be subject to the restrictions on transferability set forth in Section 15(b) of the Plan.

3.3Tax Consultation.  The Participant understands that the Participant may suffer adverse tax consequences in connection with the PSUs granted pursuant to this Agreement (and the Shares issuable with respect thereto).  The Participant represents that the Participant has consulted with any tax consultants the Participant deems advisable in connection with the PSUs and the issuance of Shares with respect thereto and that the Participant is not relying on the Company for any tax advice.

3.4Binding Agreement.  Subject to the limitation on the transferability of the PSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.5Adjustments Upon Specified Events.  The Administrator may accelerate the vesting of the PSUs in such circumstances as it, in its sole discretion, may determine.  The Participant acknowledges that the PSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and Section 13 of the Plan.

3.6Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address reflected on the Company’s records.  By a notice given pursuant to this Section 3.6, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.7Participant’s Representations.  If the Shares issuable hereunder have not been registered under the Securities Act or any applicable state laws on an effective registration statement at the time of such issuance, the Participant shall, if required by the Company, concurrently with such issuance, make such written representations as are deemed necessary or appropriate by the Company or its counsel.

3.8Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.9Governing Law.  The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.10Conformity to Securities Laws.  The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any other Applicable Law.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the PSUs are granted, only in such a manner as to conform to Applicable Law.  To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such Applicable Law.

3.11Amendment, Suspension and Termination.  To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the PSUs in any material way without the prior written consent of the Participant.

3.12Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth in Section 3.2 hereof, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

3.13Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, then the Plan, the PSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule.  To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.14Employment.

(a)This Agreement does not confer upon the Participant any right to be retained in the employ or service of the Company or any Affiliate shall not interfere with the ability of the Participant’s employer from time to time (the “Employer”) to terminate the Participant’s service at any time, with or without cause, subject to Applicable Law.

(b)The Plan is established voluntarily by the Company. It is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement. The grant of the PSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted repeatedly in the past. All decisions with respect to future grants of Awards, if any, will be at the sole discretion of the Company. The PSUs are extraordinary items that do not constitute compensation of any kind for service of any kind rendered to the Company or Affiliate, and which are outside the scope of your employment contract, if any and are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service options, pension or retirement benefits or similar payments.

3.15Entire Agreement.  The Plan, the Grant Notice and this Agreement (including all Exhibits thereto, if any) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, provided that the PSUs shall be subject to any accelerated vesting provisions in any written agreement between the Participant and the Company or a Company plan pursuant to which the Participant participates, in each case, in accordance with the terms therein.

3.16Section 409A.  This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”).  However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

3.17Limitation on Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust.  Neither the Plan nor any underlying program, in and of itself, has any assets.  The Participant shall have only the rights of a general unsecured creditor of the Company and its Subsidiaries with respect to amounts credited and benefits payable, if any, with respect to the PSUs, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to PSUs, as and when payable hereunder.

* * * * *

EXHIBIT B

Automatic Sale Instructions

The undersigned hereby consents and agrees that any taxes due on a vesting date as a result of the vesting of Restricted Stock Units on such date shall be paid through an automatic sale of shares as follows:

(a)Upon any vesting of Restricted Stock Units pursuant to Section 2 hereof, the Company shall arrange for the sale of such number of Shares underlying the RSUs that vest pursuant to Section 2 as is sufficient to generate net proceeds sufficient to satisfy the Company’s minimum statutory withholding obligations with respect to the income recognized by the Participant upon the vesting of the Restricted Stock Units (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income), and the net proceeds of such sale shall be delivered to the Company in satisfaction of such tax withholding obligations.

(b)The Participant hereby appoints the Chief Executive Officer, the Chief Financial Officer and the Corporate Secretary, and any of them acting alone and with full power of substitution, to serve as his or her attorneys in fact to arrange for the sale of the Shares underlying the RSUs in accordance with this Exhibit B. The Participant agrees to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the Shares pursuant to this Exhibit B.

(c)The Participant represents to the Company that, as of the date hereof, he or she is not aware of any material nonpublic information about the Company or the Shares and is entering into these Automatic Sale Instructions in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 (regarding trading of the Shares on the basis of material nonpublic information) under the U.S. Securities Exchange Act of 1934, as amended (the “Act”). The Participant and the Company have structured this Agreement, including this Exhibit B, to constitute a “binding contract” relating to the sale of Shares, consistent with the affirmative defense to liability under Section 10(b) of the Act under Rule 10b5-1(c) promulgated under such Act.

Participant Name:
Date:

B-1